Filed Pursuant to Rule 433

Registration No. 333-212571

Fact Sheet | November 9, 2018 Issuer: Tenor: Reference Assets: Barclays Bank PLC Approximately 3 years The S&P 500® Index (Bloomberg ticker: “SPX <Index>”) and the Russell 2000® Index (Bloomberg ticker: “RTY <Index>”) (each, a “Reference Asset”) 1.50 [23.00% - 25.00%] The Maximum Return will be determined on the Initial Valuation Date and will not be less than 23.00%. $950.00 per $1,000 principal amount note (subject to Issuer credit risk) 06746XX73 / US06746XX733 For each Reference Asset, its Closing Level on the Initial Valuation Date For each Reference Asset, its Closing Level on the Final Valuation Date Hypothetical Payment at Maturity ƚ Upside Leverage Factor: Maximum Return: Minimum Payment at Maturity: CUSIP / ISIN: Initial Level: Final Level: Initial Valuation Date: Issue Date: November 30, 2018 December 5, 2018 Final Valuation Date: Maturity Date: November 24, 2021 November 30, 2021 Selected Structure Definition Payment at Maturity: If you hold the notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount of notes equal to:  If the Reference Asset Return of the Least Performing Reference Asset is greater than or equal to 0.00%, an amount calculated as follows: $1,000 + ($1,000 x lesser of (a) Reference Asset Return of the Least Performing Reference Asset x Upside Leverage Factor and (b) Maximum Return)  If the Reference Asset Return of the Least Performing Reference Asset is less than 0.00% but greater than or equal to -5.00%, an amount calculated as follows: $1,000 + ($1,000 x Reference Asset Return of the Least Performing Reference Asset) If the Reference Asset Return of the Least Performing Reference Asset is less than -5.00%, an amount equal to the Minimum Payment at Maturity If the Reference Asset Return of the Least Performing Reference Asset is less than 0.00%, you may lose up to 5.00% of the principal amount of your notes.  All terms that are not defined in this fact sheet shall have the meanings set forth in the accompanying preliminary pricing supplement dated November 2, 2018 (the “Pricing Supplement”). All terms set forth or defined herein, including all prices, levels, values and dates, are subject to adjustment as described in the accompanying Pricing Supplement. In the event that any of the terms set forth or defined in this fact sheet conflict with the terms as described in the accompanying Pricing Supplement, the terms described in the accompanying Pricing Supplement shall control. The notes are not suitable for all investors. You should read carefully the accompanying Pricing Supplement (together with all documents incorporated by reference therein) for more information on the risks associated with investing in the notes. Any payment on the notes, including any Payment at Maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and the exercise of any U.K. Bail-in Power, as further described in the accompanying Pricing Supplement. *Assuming the Maximum Return is set to 23.00% Payment at Maturity Least Performing Reference Asset Return Payment at Maturity Total Return on Notesƚ 40.00% $1,230.00 23.00% 30.00% $1,230.00 23.00% 20.00% $1,230.00 23.00% 15.33% $1,230.00 23.00% 10.00% $1,150.00 15.00% 5.00% $1,075.00 7.50% 0.00% $1,000.00 0.00% -2.50% $975.00 -2.50% -5.00% $950.00 -5.00% -10.00% $950.00 -5.00% -20.00% $950.00 -5.00% -30.00% $950.00 -5.00% -40.00% $950.00 -5.00% $1,600 $1,500 $1,400 $1,300 $1,200 $1,100 $1,000 $900 $800 $700 $600 $500 Reference Asset Return of the Least Performing Reference Asset Notes Linked to the Least Performing of the SPX and RTY Indices

Fact Sheet | November 9, 2018 Summary Characteristics of the Notes Summary Risk Considerations  Commissions—Barclays Capital Inc. will receive commissions from the Issuer of up to 1.45% of the principal amount of the notes, or up to $14.50 per $1,000 principal amount. Please see the accompanying Pricing Supplement for additional information about selling concessions, commissions and fees. Estimated Value Lower Than Issue Price—Our estimated value of the notes on  Credit of Issuer—The notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. In the event the Issuer were to default on its obligations, you may not receive any amounts owed to you, including any Payment at Maturity, under the terms of the notes. U.K. Bail-In Power—Each holder of notes acknowledges, accepts, agrees to be bound   the Initial Valuation Date is expected to be between $930.00 and $962.10 per note. Please see “Additional Information Regarding Our Estimated Value Of The Notes” in the accompanying Pricing Supplement for more information. Potential for Loss of Up To 5.00% of Principal Amount—If the Reference Asset by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority, which may be exercised so as to result in you losing all or a part of the value of your investment in the notes or receiving a different security from the notes that is worth significantly less than the notes. Please see “Consent to U.K. Bail-In Power” in the accompanying Pricing Supplement for more information. Historical Performance—The historical performance of the Reference Assets is not  Return is less than 0.00%, you will lose 1.00% of the principal amount of your notes for every 1.00% that the Reference Asset Return falls below 0.00%, subject to the Minimum Payment at Maturity of $950.00 per $1,000 principal amount of notes. Accordingly, you may lose up to 5.00% of the principal amount of your notes. Potential Return Limited to the Maximum Return—Your potential return on the  an indication of the future performance of the Reference Assets over the term of the notes. Conflict of Interest—We and our affiliates play a variety of roles in connection with   the notes, including acting as calculation agent and as a market-maker for the notes. In each of these roles, our and our affiliates’ economic interests may be adverse to your interests as an investor in the notes. Lack of Liquidity—The notes will not be listed on any securities exchange. There may notes will not exceed the Maximum Return. Because the Upside Leverage Factor is equal to 1.5, assuming the Maximum Return is set to 23.00%, you would not benefit from any appreciation of the Least Performing Reference Asset beyond a Return of 15.33%, which may be significant. Payment at Maturity Is Based Solely on the Closing Value of the Least Performing  be no secondary market for the notes or, if there is a secondary market, there may be insufficient liquidity to allow you to sell the notes easily. Tax Treatment—Significant aspects of the tax treatment of the notes are uncertain.   Reference Asset on the Final Valuation Date—The Final Values (and resulting Reference Asset Returns) will be based solely on the Closing Value of the Reference Assets on the Final Valuation Date. Therefore, if the value of any Reference Asset drops on or before the Final Valuation Date, your Payment at Maturity may be significantly less than it would have been had it been linked to the value(s) of such Reference Asset at any time prior to such drop. Return Linked Only to Least Performing Reference Asset—Your return on the You should consult your tax advisor about your tax situation.  notes will be determined based solely on the performance of the Least Performing Reference Asset, regardless of the performance of any other Reference Asset. In addition to the summary risks and characteristics of the notes discussed under the headings above, you should carefully consider the risks di scussed under the heading “Selected Risk Considerations” in the accompanying Pricing Supplement and under the heading “Risk Factors” in the accompanying prospectus supplement. Other Information This fact sheet is a general summary of the terms and conditions of this offering of notes. The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering of notes. Before you invest, you should read carefully the full description of the terms and conditions of, and risks associated with investing in, the notes contained in the Pricing Supplement as well as the information contained in the accompanying index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement. The Pricing Supplement, as filed with the SEC, i s available at the following hyperlink: https://www.creativeservices.barclays/docs/200007927/06746XX73.pdf You may access the index supplement, prospectus supplement and prospectus that are incorporated by reference in the Pricing Supplement by clicking on the respective hyperlink for each document included in the Pricing Supplement under the heading “Additional Documents Related To The Offering Of The N otes,” or by requesting such documents from the Issuer or any underwriter or dealer participating in this offering. We strongly advise you to carefully read these documents before investing in the notes. You may revoke your offer to purchase the notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to the Initial Valuation Date. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase of the notes. You may choose to reject such changes, in which case we may reject your offer to purchase the notes. Notes Linked to the Least Performing of the SPX and RTY Indices